                                                                   EXHIBIT 10.30

                                 June 24, 1999



Mr. Ray Robbins, Individually and as President of
Robbins Enterprises, Inc.
2201 Ingleside
Grand Prairie, Texas 75050

RE: Buyback of Training Bonus Agreement by Mannatech, Incorporated Dear Mr. Robbins:

  This letter is to document the agreement between Mannatech, Incorporated ("Mannatech") and yourself (whether acting individually or on behalf of Robbins Enterprises, Inc., a Texas corporation which you control) (collectively, "Robbins") with regard to the repurchase of certain rights that you have to payments from Mannatech under an agreement dated March 23, 1995 between Robbins and Emprise International, now know as Mannatech ("March 1995 Agreement").

  Under the terms of the March 1995 Agreement, as stated in Paragraph 3(d) thereof, you are entitled to receive training payments as specified therein ("Training Payments"). At the time that the March 1995 Agreement was entered into between the parties, Mannatech was a fledgling, domestic company. Mannatech, today, has grown significantly, operates in two foreign countries, and contemplates further international expansion. Robbins contends that the March 1995 Agreement entitles him to Training Payments respecting international business. The Company has taken the position that the March 1995 Agreement entitled Robbins only to business that was contemplated at the time of the agreement, such being respecting domestic and Canadian business. In order to settle this difference of opinion, Mannatech has offered to repurchase of the rights to Training Payments, whether based on foreign or domestic business, to which Robbins has agreed ("Repurchase Agreement"). Robbins, hereafter in corporate literature and presentations, will be referred to as a "founder" of Mannatech.

  The total amount of the Purchase Price for the Repurchase Agreement shall be the sum of $750,000.00 which shall be paid part in cash upon the execution of this Letter Agreement, with the balance being paid by an earnout. Upon the execution of this Letter Agreement, Mannatech shall tender, in good funds, the sum of $500,000.00 to Robbins as the Cash Portion of the Purchase Price of the Repurchase Agreement. As of the date of the execution of this Letter Agreement and the receipt by him of the Cash Portion of the Purchase Price of the Repurchase Agreement, Robbins shall no longer be entitled to payments under the March 1995 Agreement, which shall in all respects be terminated as of that date. Robbins shall, thereafter be entitled to the Earnout Portion of the Purchase Price in an aggregate amount of $250,000.00, payable as follows:

  The Earnout Portion of the Purchase Price of the Repurchase Agreement shall be $250,000. On or before the thirtieth day of each month, commencing in July, 1999, and continuing on the same date of each subsequent month thereafter until July, 2001 Mannatech shall pay the sum of $10,000 ("Monthly Payment Amount") to Robbins. Accordingly, Robbins shall receive and continue to receive the Monthly Payment Amount until such time as the Earnout Portion of the Purchase Price shall have been paid in full. No interest shall accrue or be payable on the Earnout Portion of the Purchase Price of the Repayment Agreement.

  Robbins and Mannatech have previously entered into an agreement to terminate certain of the rights of Robbins, excluding the rights to receive Training Payments. This agreement, dated May 14, 1997 is attached hereto as Combined Exhibit "A" ("May 1997 Agreement"). The May 1997 Agreement terminated all prior agreements between the parties except that one covenant in the March 1995 Agreement requiring Mannatech to pay Training Payments to Robbins which remained in effect. Except as modified by this Letter Agreement, resulting in the termination of Training Payments to Robbins by Mannatech, the May 1997 Agreement shall remain in full force and effect and valid in every way.

  As a further inducement for Mannatech to enter into this Letter Agreement, Robbins, on behalf of himself and Robbins Enterprises, Inc. represents and warrants as follows:

  (a) That Robbins is the sole owner of the right to receive Training Payments, as currently continues to exist under the March 1995 Agreement, and that he has not transferred, assigned, pledged or impaired in any his right to transfer these rights back to Mannatech.

  (b) That upon the execution of this Letter Agreement, which shall operate as an Assignment to Mannatech, Mannatech shall have all and full right, title and interest in and to the Robbins Training Payment rights to the effect that neither he, nor any person, nor any entity shall have any right or claim of right to receive such Training Payments.

  (c) That there are, and will be at closing, no adverse or other claims to receipt of or title to the Training Payments, except as made by Robert Hydeman in his arbitration case against Robbins and Mannatech ("Hydeman Arbitration"), which claims shall have been settled or shall be settled contemporaneously with the execution of this Letter Agreement, nor will Robbins be upon notice of any threat of the same. And otherwise, no party shall have been granted any form of other right relating to receipt or right to receive the Training Payments. As of the execution and delivery by Robbins of this Letter Agreement, there will not be any action, suit or proceeding pending, or to the knowledge of the Robbins threatened, against or affecting the Training Payments or any portion thereof. All judicial proceedings concerning the Training Payments or any other dispute arising from, inter alia, the Hydeman Arbitration will be finally dismissed, and terminated prior to or contemporaneously with the execution and delivery by Robbins of this Letter Agreement.

  (d) That Robbins is not currently in violation of or subject to any existing, pending or threatened investigations or inquiry by any governmental authority or to any remedial obligations under any applicable law.

  (e) That from and after the date hereof, up to and including the date upon which Robbins executes this Letter Agreement and receives the Cash Portion of the Purchase Price of the Repurchase Agreement, which in all events shall be prior to June 30, 1999, Robbins shall not sell, assign or create any right, title or interest whatsoever in or to the Training Payments, create or permit to exist any liens, encumbrances or charges thereon, without promptly discharging the same.

  (f) That Robbins shall properly pay, when due any tax liability resulting from and due any taxing authority on account of the effect of this Letter Agreement, and shall indemnify and hold Mannatech harmless from the same. Robbins further represents and warrants that he is an independent contractor of Mannatech for all purposes, including for federal and state income and other tax purposes.

  All of the representations, warranties, covenants, agreements and indemnities of Seller and Purchaser contained in this Agreement, to the extent not performed at the Closing, shall survive the Closing and shall not be deemed to merge upon the acceptance of the Deed of Purchaser.

  This Letter Agreement embodies and constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements (oral or written) are merged into this Letter Agreement, except as otherwise stated as to the survival of the effect of the May 1997 Agreement.
The foregoing notwithstanding, nothing in this Letter Agreement shall be deemed to alter or amend any Associate Agreement of Robbins which creates an Associate position in the Mannatech downline, the obligation of Mannatech to reimburse or pay Robbins' reasonable travel expenses in connection with Mannatech business or to permit him to designate as Presidential to permit him to designate as Platinum Presidential (or the then highest rank of Mannatech Association position) the Top Gun associate position (Associate Control Number 727), reserving the right to designate at any later date the Duree/REI associate position (Associate Control Number 6103) and the Auge/REI associate position (Associate Control Number 994) as Platinum Presidential (or the then highest rank of Mannatech Associate position), provided such designation will not economically affect any Associate, rather only Mannatech. None of the terms of this Letter Agreement or any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

  This Letter Agreement is for the sole benefit of Robbins and Mannatech, its successors and assigns, and no other person shall be deemed to have any privity of contract hereunder, nor shall any other person be deemed to be a third party beneficiary hereunder.

  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

  This Letter Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns.

  All references to the date of this Agreement or similar references shall be deemed to refer to the date, in point of time, on which the Seller and Purchaser have executed a copy of this Agreement, which shall be not later than June 30, 1999.

  With respect to the provisions of this Agreement, time is of the essence. However, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States, the State of Illinois or the State of Texas, then the time of such period shall be extended so that the last day of such period falls on the next day which is not a Saturday, Sunday or legal holiday.

  The offer to repurchase the Training Payments upon the terms and conditions set forth herein which is extended to Robbins by delivery of this Agreement to him shall expire and be automatically revoked and cancelled unless he shall have executed this Agreement and delivered at least one (1) copy to Seller on or before 1:00 P.M. on June 30, 1999.


                                     Very truly yours,

                                     MANNATECH, INCORPORATED


                                     By:  /s/ Anthony E. Canale
                                          ----------------------------
                                     Its: Chief Operating Officer
                                          ----------------------------


Agreed as of the 30th of June, 1999


/s/ Ray Robbins
------------------------------------------
Ray Robbins, Individually and on behalf
or Robbins Enterprises, Inc., a Texas
Corporation.

                                   Exhibit A

                                   AGREEMENT

  This Agreement ("Agreement") is made and effective this 14th day of May, 1997, by and between Mannatech, Incorporated ("Corporation"), a Texas corporation whose principal place of business is 600 S. Royal Lane, Suite 200, Coppell, Texas and Ray Robbins ("Consultant"), who resides at 2201 Ingleside, Grand Prairie, TX 75050.

                                 WITNESSETH:

  WHEREAS, the Corporation is in the business of operating a network marketing company which sells a proprietary line of dietary supplements, cosmetics and over-the-counter drugs ("Products") and which compensates its distributors ("Associates") by a defined compensation plan;

  WHEREAS, in connection with the development of its business the Corporation has entered into a confidential relationship with the Consultant whereby the Consultant will acquire or has acquired an intimate knowledge of the Corporation's business and will obtain or has obtained specialized skills. The Corporation will permit or has permitted the Consultant to have access to and to utilize the business goodwill, cost and pricing information, CONFIDENTIAL INFORMATION (as defined herein) and various trade secrets of the Corporation, including without limitation, marketing programs, business relationships, customer lists, and other compilations of information developed by the Corporation and essential to its business;

  WHEREAS, the Consultant is a key to the business of the Corporation and the Corporation will provide or has provided the Consultant with access to such CONFIDENTIAL INFORMATION and trade secrets in reliance upon the Consultant entering into this Agreement; and

  WHEREAS, in conjunction with the Consultant's access to and use of the CONFIDENTIAL INFORMATION and trade secrets of the Corporation, the Consultant has agreed to enter into this Agreement with the Corporation;

  WHEREAS, the Consultant and the Corporation have previously entered into a series of Agreements, attached hereto as Compiled Exhibit "A" ("Prior Agreements"), which the parties now desire to modify by this Agreement;

  NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and upon the terms, conditions and provisions hereinafter set forth, the Corporation and the Consultant do hereby agree as follows:

                                   ARTICLE I
                           CONFIDENTIAL INFORMATION

  1. The Corporation will provide or has provided the Consultant with specialized information concerning the products and the business operations of the Corporation. Irrespective of the term of consultancy, and in consideration of the Consultant's promises specified in Article II of this Agreement, the Corporation agrees to provide specialized training and instruction to the Consultant for the duties in consultation to the Corporation concerning the development of the Associate downline of the Corporation, recruitment and other matters as may come before the parties from time-to-time, and agrees to provide specialized training to the Consultant for such additional consulting duties as the parties may in good faith agree in the future.

  2. During the course of the Consultant's engagement and training incident thereto the Consultant will be or was given access to the Corporation's CONFIDENTIAL INFORMATION concerning Products and the business operations of the Corporation.

  3. The Consultant acknowledges that in the further course of the Consultant's engagement with the Corporation, the Consultant will gain a close, personal and special influence with the Corporation's customers and Associates and will be acquainted with all of the Corporation's business, particularly the Corporation's CONFIDENTIAL INFORMATION concerning the business of the Corporation and its affiliates.

  4. For purposes of this Agreement "CONFIDENTIAL INFORMATION" shall mean and include information disclosed to the Consultant or known by the Consultant through the Consultant's engagement with the Corporation, not generally known in the Corporation's industry, about the Corporation's products, processes and services, including but not limited to information concerning inventions, trade secrets, research and development, as well as all data or information concerning customers (including, Associates), customer lists (including downline reports and similar reports of business activities and relevant information concerning persons who conduct the same), prospect lists, mailing lists, sales leads, contracts, financial reports, sales, purchasing, price lists, product costs, marketing programs, marketing plans, business relationships, business methods, accounts payable, accounts receivable, accounting procedures, control procedures and training materials.

  5. The Consultant recognizes that the Consultant's position with the Corporation is one of the highest trust and confidence by reason of the Consultant's access to the CONFIDENTIAL INFORMATION and the Consultant agrees to use the Consultant's best efforts and will exercise utmost diligence to protect and safeguard the CONFIDENTIAL INFORMATION. In this respect, the Consultant agrees that fulfilling the obligations of the Agreement is part of the Consultant's job responsibilities with the Corporation for which the Consultant has been retained as an Consultant and for which the Consultant has received consideration therefor.

  6. Except as may be required by the Corporation in connection with and during the Consultant's engagement with the Corporation, or with the express written permission of the Corporation, the Consultant shall not, either during the Consultant's work as an consultant with the Corporation or at any time thereafter, directly or indirectly, download, printout, copy, remove from the premises of the Corporation, use for the Consultant's own benefit or for the benefit of another, or disclose to another, any CONFIDENTIAL INFORMATION of the Corporation, its customers, contractors or of other with which the Corporation has a business relationship.

  7. Consultant agrees that all files, memoranda, data, notes, records, drawings, charts, graphs, analyses, letters, reports, or other documents or similar items made or compiled by the Consultant, made available to the Consultant or otherwise coming into the Consultant's possession while engaged by the Corporation concerning any process, apparatus or products manufactured, sold, used, developed, investigated or considered by the Corporation concerning the CONFIDENTIAL INFORMATION or concerning any other business or activity of the Corporation shall remain at all times the property of the Corporation and shall be delivered to the Corporation upon termination of the Consultant's engagement with the Corporation or at any other time upon request.

  8. The Consultant agrees that, during the term of the Consultant's engagement with the Corporation or upon termination thereof, and if requested by the Corporation to do so, the Consultant will sign an appropriate list of any and all CONFIDENTIAL INFORMATION of the Corporation of which the Consultant has knowledge or about which the Consultant has acquired information.

                                  ARTICLE II
                           DUTIES AND NONCOMPETITION

  1. Consultant's duties shall be those assigned agreed to between the Corporation from time-to-time, but shall include development of recruiting and Associate downline matters. Nothing contained in this agreement is intended to abrogate or affect the right of the Consultant to be paid in accordance with the compensation plan of the Corporation, as the same if from time-to-time in effect. The Consultant agrees that the Consultant will serve the Corporation diligently, faithfully and to the best of the Consultant's ability during the term of the Consultant's engagement with the Corporation, which shall be at the will of the Corporation, and which shall further be subject to the announced Policies and Procedures of the Corporation which shall from time-to-time be in effect. The Consultant shall devote reasonable time, efforts, ability and attention to the business of the Corporation and the performance of the Consultant's duties, understanding that the Consultant is an independent contractor for all purposes, including Federal Income Tax purposes.

  2. Consultant acknowledges and understands that from time to time the Consultant's duties will require the Consultant to work at non-company locations. In such instance, the

Consultant agrees to comply with all of the policies, procedures and directives relevant to working at such non-company locations.

  3. Consultant represents and admits that in the termination of the Consultant's engagement for any reason whatsoever, the Consultant's experiences and capabilities are such that the Consultant can obtain engagement in business engaged in other lines and/or of a different nature, and that the enforcement of a remedy by way of injunction will not prevent the Consultant from earning a livelihood.

  4. Consultant acknowledges that the Consultant will receive special knowledge and specialized training from the Corporation, included in which is the CONFIDENTIAL INFORMATION identified in Article I above. The Consultant further acknowledges that training provided by the Corporation and the CONFIDENTIAL INFORMATION is valuable to the Corporation and, therefore, the Corporation's investment in the training and the protection and maintenance of the CONFIDENTIAL INFORMATION constitutes a legitimate interest to be protected by the Corporation by the covenant not to compete, set forth in Paragraph 5 of
Article II of this Agreement.

  5. The Consultant therefore agrees that during the term of the Consultant's engagement with the Corporation and for a period of one (1) year (or a shorter period with the written consent of the Corporation) after the Consultant shall cease to be engaged by the Corporation for any reason, the Consultant shall not, directly or indirectly engage in or solicit, as an owner, principal, director, officer, partner, consultant, engaged, distributor, agent of any business which competes with that of the Corporation in the United States of America. Additionally, the Consultant agrees that he/she shall not, without the prior written consent of the Corporation, for a period of one (1) year from the termination of the Consultant's engagement with the Corporation (or a shorter period with the written consent of the Corporation) in the United States of
America:

      a. Solicit any current or prospective customer, Associate, partner, principal or investor of the Corporation;

      b. Directly or indirectly be engaged by, invest in, manage or engage in any business that is competitive with the business of the Corporation;

      c. Either as an individual, a partner, or a joint venturer, or in any other capacity whatsoever, directly or indirectly accept engagement with or render services to any business that markets products and services in competition with those marketed by or under development by the Corporation at the time of the termination of the Consultant's engagement with the company or offers its goods and/or services for sale via a sales mechanism such as multi-level marketing, network marketing or direct marketing.

  As set forth above, the Consultant acknowledges that this noncompletion covenant is ancillary to or a part of an otherwise enforceable agreement, such being the general agreement of Engagement and its related agreements concerning confidentiality and non-disclosure of CONFIDENTIAL INFORMATION and non-solicitation, at the time that this noncompetiton covenant is made, that the limitations as to time defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Corporation, that the limitations as to geographic area defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Corporation, and that the scope of activity to be restrained defined herein is reasonable and does not impose a greater restraint than is necessary to protect the good will or other business interests.

  6. The Consultant agrees that during his engagement with the Corporation and for a period of one (1) year after termination of such engagement, he/she shall not, on his/her own behalf or on behalf of any other person or business entity, hire solicit, seek to hire or offer engagement to any person who now or later works for the Corporation, or who is a current or prospective employee of the Corporation. The Consultant further agrees that he will not in any other manner attempt, directly or indirectly, to influence, entice or encourage any person who now or later works for the Corporation, or who is a current or prospective employee of the Corporation, to leave the engagement of the Corporation during the operative term of this covenant of Non-Solicitation:

  a. Any corporation, partnership, association, agency, or business, engaged in the business of multi-level marketing, network marketing and/or direct selling or in the marketing, sales and distribution of dietary and nutritional supplement products in competition with the Corporation or any of its affiliates at the time the Consultant ceased to be engaged by the Corporation; or

  b. Any corporation, partnership, association, agency, or business, known to the Consultant to be an Associate or customer of the Corporation as of the date of the Consultant's cessation of engagement by the Corporation or with whom the Consultant had contact during, and by reason of, the Consultant's engagement by the Corporation.


  7. Consultant agrees that in the highly competitive business in which the Corporation is engaged, personal contact is of primary importance in securing new and retaining present Associates and customers. The Consultant also agrees that the Corporation has a legitimate interest in maintaining its relationships with its Associates and customers and that it would be unfair for the Consultant to solicit the business of the Corporation's Associates and customers and exploit the personal relationships the Consultant develops with the Corporation's Associates and customers by virtue of the Consultant's access to the Corporation's customers as a result of the Consultant's engagement by the Corporation.

  8. The Consultant therefore agrees that for a period of one (1) year after the

Consultant shall cease to be engaged by the Corporation for any reason, the Consultant shall not solicit, in competition with the Corporation, the business of any person, company, firm, corporation, partnership, association, agency, or business, known to the Consultant to be an Associate and/or customer of the Corporation as of the date of the Consultant's cessation of engagement by the Corporation or with whom the Consultant had contact during, and by reason of, the Consultant's engagement by the Corporation.

  8. The Consultant further agrees that for a period of one (1) year after the Consultant shall cease to be engaged by the Corporation for any reason, the Consultant will not, either directly or indirectly, through any person, firm, association or corporation with which the Consultant is now or may hereafter become associated, cause, influence or induce any present or future employee of the Corporation or its affiliates to leave the employ of the Corporation or its affiliates to accept engagement with the Consultant or with such person, firm, association, or corporation with whom the Consultant may then be affiliated.

  10. The foregoing covenants not to compete shall not be held invalid or unenforceable because of the scope or the territory or actions subject thereto or restricted thereby, or the period of time within which such Agreement is operative; but award or decree in arbitration or any judgement of a court of competent jurisdiction, as the case may be, may define the maximum territory and actions subject thereto and restricted by this Article II and the period of time during which the Agreement is enforceable. Any alleged breach of other provisions of this Agreement asserted by the Consultant shall not be a defense for the Consultant to claims arising from the Corporation's enforcement of the provisions of this paragraph. Should the Consultant violate the noncompletion covenants of this Article II, then the period of time for these covenants shall automatically be extended for the period of time from which the Consultant began such violation until the Consultant permanently ceases such violation.

  11. Irrespective of the term of engagement under this Agreement, and in consideration of the promises specified in Article II of this Agreement, the Corporation agrees as follows:

  a. To issue, within thirty days of the date of this Agreement, capital stock of the Corporation in an amount of 939,333 shares, it being agreed that notwithstanding any provision contained herein to the contrary, the Consultant agrees to be bound by the underwriting agreements or requirements by and between the Corporation and any Underwriter which might provide services to it in connection with any public offering of its capital stock ("Underwriter"). Further, should such Underwriter impose any restrictions upon the exercise, registration or other rights, concerning the of stock conferred hereby or which is otherwise owned by the Consultant, the Consultant agrees to further be bound by such requirements, limitations, restrictions, and/or agreements, as agreed to by the Corporation. You hereby appoint Mannatech (the Corporation) as your attorney-in-fact to execute all documents on your behalf concerning agreements offering the shares of stock which are conferred hereby, including, without limitation, those agreements with the Underwriter, referenced above; which the parties agree is of a value in excess of $1,000.00.

  b.  To provide specialized training as specified herein;

  c. To provide the Consultant with access to the Corporation's software and files, records, marketing procedures, processes, computer programs, compilations of information, records, Associate and client requirements, pricing techniques, lists, formulae, lists identifying Associates, partners, potential investors, methods of doing business and other CONFIDENTIAL INFORMATION which is regularly used in the operation of the business of the Corporation as is relevant to the Consultant's engagement in the opinion of the Corporation.

  12. The Consultant agrees that the agreements, noncompetition agreements, nondisclosure agreements, and non-solicitation agreements set forth herein each constitute separate agreements, independently supported by good and adequate consideration and shall be severable from the other provisions of this Agreement and shall survive the Agreement. The existence of any claim or cause of action of the Consultant against the Corporation, whether predicated on this agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of the covenants and agreements of the Consultant contained in the noncompetiton, nondisclosure or the non-solicitation agreements. If a court of competent jurisdiction determines that any restriction in a clause or provision of this Agreement is void, illegal or unenforceable, the other clauses and provisions of this Agreement shall remain in full force and effect and the clauses and provisions that are determined to void, illegal or unenforceable shall be limited so that they shall remain in effect to the fullest extent permitted by law.

  13. The Consultant will use his best efforts to ensure that no relative of his, nor any corporation or other entity or which he is a officer, principal, manager, director or shareholder or other affiliate, shall take any action that the Consultant could not take without violating any provision of this Agreement.

  14. The Consultant recognizes and acknowledges that damages in the event of his breach of certain provisions of this Engagement Agreement would be inadequate, and the Consultant agrees that the Corporation, in addition to all other remedies it may have, shall have the right to injunctive relief via arbitration if there is a breach by the Consultant of any one or more of the provisions contained in Article II hereof.

  Arbitration shall be the exclusive remedy for any and all disputes, claims or controversies, whether statutory, contractual or otherwise, between the Corporation and the Consultant concerning the Consultant's engagement or the termination thereof. In the event either party provides a Notice of Arbitration of Dispute to the other party, the Corporation and the Consultant agree to submit such dispute or controversy, whether statutory or otherwise, to an arbitrator selected from a panel of arbitrators of the American Arbitration Association located in Dallas, Texas. The effective rules of Commercial Arbitration of the American Arbitration Association shall control the Arbitration. In any arbitration proceeding conducted subject to these provisions, all statutes of limitations that would otherwise be applicable shall apply to any arbitration proceeding hereunder. In any arbitration proceeding conducted subject to these provisions, the arbitrator is specifically empowered to decided any question pertaining to limitations, and may do so by documents or by a hearing, in his or her sole discretion. In this regard, the arbitrator may authorize the submission of pre-hearing motions similar to a motion to dismiss or for summary adjudication for the purposes of consideration this matter. The arbitrator's decision will be final and binding upon the parties. The parties further agree to abide by and perform any award rendered by the arbitrator. The prevailing party in such proceeding shall be entitled to record and have awarded its reasonable attorney's fees, in addition to any other relief to which it may be entitled. In rendering the award, the arbitrator shall state the reasons therefor, including any computations of actual damages or offsets, if applicable.

                                  ARTICLE III
                           ASSIGNMENT OF INVENTIONS

  1. The Consultant agrees to promptly disclose to the Corporation and Consultant hereby assigns to the Corporation or its designee, its assigns, successors or legal representatives, all, right, title and interest in and to any and all patents, formulae, inventions, processes, designs, software, firmware, circuitry, diagrams, copyrights, trade secrets, and any other proprietary information (collectively, the "Proprietary Information") whatsoever, conceived, developed or completed by the Consultant during the course of the Consultant's engagement with the Corporation, or using the Corporation's time, data, facilities and/or materials, provided the subject matter of the Proprietary Information is within the scope of the duties and responsibilities of one in the Consultant's position with the Corporation or occurs as a result of the Consultant's knowledge of a particular interest of the Corporation.

  2. The Consultant agrees to assist the Corporation at any time during the Consultant's engagement with the Corporation, or after termination of the Consultant's engagement by the Corporation with reimbursement by the Corporation for all expenses incurred, in the preparation, execution, and delivery of any assignments, disclosures, patent applications, or papers within the scope and intent of this Agreement required to obtain patents or copyrights in the Proprietary Information in this or a foreign country and in connection with such other proceedings as may be necessary to vet title to the Proprietary Information in the Corporation, its assigns, successors, or legal representatives.

                                  ARTICLE IV
                                 MISCELLANEOUS

  1. Termination. Nothing contained in this Agreement shall be construed as impairing the right of the Corporation to terminate the Consultant's engagement with the Corporation hereunder.

  2. Obligations. The Consultant's obligations under this Agreement shall continue, survive and remain enforceable in accordance with the terms hereof, whether or not the Consultant's engagement with the Corporation shall be terminated voluntarily or involuntarily, with or without reason.

  3. Enforcement. It is the express intention of the parties to this Agreement to comply with all laws applicable to the covenants and provisions contained in this Agreement. If any of the covenants contained in this Agreement are found to exceed in duration or scope those permitted by law, it is expressly agreed that such covenant may be reformed or modified by the, an award or decree of an arbitrator, or, if applicable, a final judgement of a court of competent jurisdiction or other lawful constituted authority, as the case may be, to reflect a lawful and enforceable duration or scope, and such covenant automatically shall be deemed to amended and modified so as to comply with the arbitration award, decree, judgment or order of such court or authority, as the case may be. If any one or more of the provisions contained herein shall for any reason be held invalid, illegal or unenforceable in any respect even after reformation, such invalidity, illegality or unenforceability shall not affect the enforceability or validity of any other provision contained in this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had never been contained herein.

  4. Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

  5. Entire Agreement. This Agreement contains the entire agreement of the parties hereto. no modification or amendment of this Agreement may be made except by written agreement signed by both of the parties hereto.

  6. Descriptive Headings. All headings, captions and arrangements used in this Agreement are intended solely for the convenience of the parties and shall not be deemed to limit, amplify or modify the terms of this Agreement nor affect the meaning thereof.

  7. Governing Law. The substantive laws of the State of Texas, excluding any conflicts of law rule or principle that might otherwise refer to the substantive law of another jurisdiction, shall govern the interpretation, validity and effect of this Agreement without regard to the place for performance thereof. This Agreement has been executed and delivered by the parties hereto in Dallas County, Texas, and the Corporation and the Consultant agree that venue as to any action which might ensue after arbitration shall be proper with the state of federal courts in Dallas County, Texas to decide any matter relating to this Agreement.

  8. Notices. Any notice or communication required or permitted hereby shall be in writing and shall be delivered personally, sent by prepaid telegram and followed with a confirming letter, or mailed by certified or registered mail, postage prepaid.

  (a)  If to the Consultant, to:
       Ray Robbins
       2201 Ingleside
       Grand Prairie, TX  75050

  (b)  If to the Corporation, to:

       Mannatech, Incorporated
       600 S. Royal Lane, Suite 200
       Coppell, Texas 75019

   or in the case of each party hereto, to such other address and to the attention of such other person as may have theretofore been specified in writing in like manner by such party to the other party. Each such notice or communication shall be deemed to have been given as of the date so delivered or at the expiration of the third business day following the date of the mailing.

  9. Assignment. This Agreement shall insure to the benefit of and be binding upon the Corporation and the Consultant and their respective successors and assigns. The Consultant shall not be entitled to assign any rights or obligations hereunder.

  10. Prior Agreement. This Agreement supersedes all prior agreements set forth in Compiled Exhibit "A" between the parties of any and every nature
whatsoever, including agreements for additional compensation or benefits.   All
such prior agreements are null and void. Robbins is not, shall not be, and has not been a Vice President of the Corporation. He shall not, hereafter be designated as a "National Director of Sales and Marketing"; however the Corporation shall seek to determine a designation which is appropriate to his independent contractor status which is reasonably agreeable to the Consultant. The foregoing not with standing nothing contained in this provision shall be construed as to alter any compensation due to the Consultant as an Associate under the compensation plan of the Corporation, as the same is from time-to-time in effect, for the operation of his Mannatech business, or to in any way alter his agreement for compensation regarding the training of Associates which has been in effect since the inception of the business of the Corporation.

  11. Consultant Acknowledgement. The Consultant affirms and attests by signing this Agreement that Consultant has read this Agreement before signing it and that the Consultant fully understands its purposes, terms, and provisions, which the Consultant hereby expressly acknowledges to be reasonable in all respects. The Consultant further acknowledges receipt of one (1) copy of this Agreement.

  IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of this19th day of August, 1997, and effective as of May 14, 1997.

                                       Consultant:

                                       /s/ Ray Robbins
                                       ----------------------------
                                       Ray Robbins



                                       Other entities to be bound:
                                       (List)

                                       -----------------------------

                                       -----------------------------

                                       -----------------------------

                                       -----------------------------

                                       -----------------------------

                                       -----------------------------

                                 ACKNOWLEDGEMENT

THE STATE OF TEXAS    (S)
                      (S)
COUNTY OF DALLAS      (S)

  BEFORE ME, the undersigned Notary Public, personally appeared RAY ROBBINS, and known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the above instrument for the purposes and consideration expressed therein.

  GIVEN UNDER MY HAND AND SEAL OF OFFICE on this 19th day of August, 1997.



                                       /s/ Cheryl Anderson
                                       -----------------------------------
                                       Notary Public, State of Texas